Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated April 28, 2006 accompanying the financial statements and schedule in the 2006 Annual Report of Rocky Mountain Chocolate Factory, Inc. on Form 10-K for the years ended February 28, 2006 and 2005. We hereby consent to the incorporation by reference in the Registration Statements of Rocky Mountain Chocolate Factory, Inc. on Forms S-8 (File No. 333-109936 effective October 23, 2003; File No. 333-119107 effective September 17, 2004; File No. 33-64651 effective November 30, 1995; File No. 33-64653 effective November 30, 1995; File No. 33-79342 effective May 25, 1994).
Ehrhardt Keefe Steiner & Hottman PC
May 5, 2006
Denver, Colorado